As filed with the Securities and Exchange Commission on December 23, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CHARLOTTE RUSSE HOLDING, INC.

(exact name of registrant as specified in its charter)

Delaware	5621	33-0724325
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4645 MORENA BOULEVARD, SAN DIEGO, CA 92117, (858) 587-1500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MARK A. HOFFMAN

Chief Executive Officer  4645 Morena Boulevard, San Diego, CA 92117, (858) 587-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

DANIEL S. EVANS, ESQ.

Ropes & Gray

One International Place

Boston, Massachusetts 02110-2624

Telephone: (617) 971-7000

Telecopy: (617) 951-7050

Approximate date of commencement of proposed sale to the public: The proposed sale of the securities will be from time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.01 per share	3,410,000	$13.10	$44,671,000	$3,614

(1)	This price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 and is based on the average of the high and the low prices for such common stock on December 22, 2003 as reported on the Nasdaq National Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429, upon effectiveness of this Registration Statement, this Registration Statement shall act as a post-effective amendment to the Registrant’s Registration Statement No. 333-85178.

The information in this prospectus is not complete and may be changed without notice. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale or these securities is not permitted.

Subject To Completion December     , 2003

PROSPECTUS

4,000,000 Shares

Common Stock

This prospectus is being used by certain of our existing stockholders to offer and sell 4,000,000 shares of our common stock. The prices at which these selling stockholders may sell these shares will be determined by the prevailing market price for shares of our common stock or in privately negotiated transactions. We will not receive any of the proceeds from the sale of these shares of common stock. We will pay for all expenses relating to the distribution of these shares of common stock, except that the selling stockholders will pay any selling commissions.

Our common stock is quoted on The Nasdaq National Market under the symbol “CHIC” On December 22, 2003, the last sale price of our common stock as reported on The Nasdaq National Market was $13.45.

Investing in our common stock involves risks. You should carefully review the Risk Factors set forth in the our Annual Report on Form 10-K for the fiscal year ended September 27, 2003 filed with the Securities and Exchange Commission on December 19, 2003 and any prospectus supplements to this prospectus for the risks and uncertainties that you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2003

The stylized and non-stylized Charlotte Russe and ™ trademarks referred to in this prospectus are federally registered in the United States. These trademarks are the property of Charlotte Russe Holding, Inc. or its subsidiaries. The Rampage® trademark referred to in this prospectus is federally registered in the United States and is used by Charlotte Russe under a license agreement with Rampage Licensing, LLC. The use of the Rampage trademark by other parties, including other apparel manufacturers and retailers, should not be attributed to our business. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

THE COMPANY

Charlotte Russe Holdings, Inc. (“we,” “our,” and “us”) is a rapidly growing, mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women between the ages of 15 and 35. We have two distinct, established store concepts: “Charlotte Russe” and “Rampage.” As of September 27, 2003, we operated a total of 311 stores throughout 38 states and Puerto Rico. Through our fashion content, merchandise mix, exciting store layout and design, and striking merchandise presentation, we project fashion attitudes that appeal to customers across age and socioeconomic boundaries. Our Charlotte Russe stores offer fashionable, affordable apparel and accessories that have been tested and accepted by the marketplace, thus appealing to women who prefer established fashion trends. Our Rampage stores feature emerging fashion trends and thus appeal to women who have a flair for making fashion statements and who want to create a cutting-edge look.

Our Charlotte Russe and Rampage stores are located predominantly in high-visibility, center court mall locations in spaces that average approximately 7,100 square feet. In our estimation, these stores are generally twice as large as those of most of our direct mall-based competitors and are designed to create an environment that is exciting to shop and accentuates the fashion, breadth and value of our merchandise selection.

Our broad assortment of merchandise is centered on styles that are affordable, feminine and reflect the latest fashion trends. Our breadth of merchandise enables our customers to assemble coordinated and complete outfits that satisfy many of their lifestyle needs. Both our Charlotte Russe and Rampage store concepts offer merchandise at value-oriented prices, generally below most of our direct mall-based competitors. Over 80% of our Charlotte Russe merchandise is sold under the Charlotte Russe labels and over 80% of our Rampage merchandise is sold under our proprietary label. The remainder of our merchandise at these stores consists of nationally-recognized brands popular with our customers.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling shareholders. The entire amount of the proceeds from the sale of the shares of common stock will go to the selling stockholders who offer and sell those shares.

SELLING STOCKHOLDERS

The selling stockholders are party to a stockholders agreement in which we agreed to register shares of their common stock upon their request so long as such selling stockholders continue to collectively own at least 10% of our common stock. The registration of these shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares of common stock.

The following table sets forth certain information, as of November 30, 2003, with respect to each of the selling stockholders and their beneficial ownership of our common stock prior to and after the sale of the shares of common stock. The number and percentage of our shares of common stock beneficially owned by the selling stockholders after the offering assumes that each selling stockholder sold all of the shares offered by this prospectus. As of November 30, 2003, there were 21,496,682 shares of outstanding common stock. The information with respect to beneficial ownership has been furnished solely by each of the respective selling stockholders.

The number of shares beneficially owned by each selling stockholder is determined in accordance with the rules of the Securities and Exchange Commission and are not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock with respect to which each selling stockholder has sole or shared voting of investment power and any shares of common stock that such selling stockholder has the right to acquire within sixty (60) days after November 30, 2003 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange commission, that only the person or entity whose ownership is being reported has converted options and warrants into shares of common stock.

Unless otherwise indicated, to our knowledge, each selling stockholder named in the table has sole voting and investment power with respect to their shares of common stock.

We have two directors, Messrs. Allan Karp and David Oddi, who are members of Saunders Karp & Megrue Partners, LLC, which is an affiliate of the selling stockholders.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number	Percent	Number of Shares Offered	Number	Percent
Saunders Karp & Megrue Partners, LLC (1)	10,807,348	46.1%	4,000,000	6,807,348	29.0%

(1)	These shares include (a) 8,751,328 shares of common stock owned by the SK Equity Fund, L.P., (b) 90,580 shares of common stock owned by the SK Investment Fund, L.P. and (c) 1,965,440 shares of common stock which may be acquired by these funds pursuant to the exercise of warrants. SKM Partners, L.P. is the general partner of each of the SK Equity Fund, L.P. and the SK Investment Fund, L.P. Saunders Karp & Megrue Partners, LLC serves as the general partner of SKM Partners, L.P. An affiliate of these funds provides us with financial advisory services. The address for each of these entities is 262 Harbor Drive, Stamford, CT 06902.

PLAN OF DISTRIBUTION

This prospectus relates to 4,000,000 shares of our common stock which may be sold by the selling stockholders. The selling stockholders may sell the shares of common stock from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sale of shares of common stock may be made on one or more exchanges or automated quotation systems, in one or more underwritten offerings, in the over-the-counter market, in privately negotiated transactions or otherwise, at prices and at terms then prevailing or at prices related to the then current market prices or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares of common stock to or through broker-dealers or to underwriters for resale to the public. The shares of common stock may be sold by one or more of, or a combination of, the following: (a) one or more underwritten offerings; (b) a block trade in which the broker-dealer so engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (c) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (d) an exchange distribution in accordance with the rules of such exchange; (e) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (f) privately negotiated transactions between a selling stockholder and a purchaser without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

If the selling stockholders use underwriters for a sale of their shares of common stock covered by this prospectus, the underwriters will acquire such shares for their own account. The underwriters may resell the shares of common stock in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares of common stock will be subject to the conditions set forth in the applicable underwriting agreement.

In connection with any underwritten offering of the shares of common stock covered by this prospectus, any underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock. These transactions may include over-allotment, short sales and purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by underwriters of a greater number of shares of our common stock than they are required to purchase in an offering. In order to cover a short position, the underwriters may bid for and purchase shares of common stock in the open market or may exercise their over-allotment option. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. The underwriters may also impose a penalty bid. This means that the representatives of the underwriters can reclaim a selling concession from a dealer when the shares of common stock originally sold by such dealer in an offering are purchased in a stabilizing transaction or in a transaction to cover short positions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

In connection with any underwritten offering, some underwriters and any selling group members who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M. Rule 103 permits passive market making during the period when Regulation M would otherwise prohibit market making activity by the participants in an offering. Passive market making may occur during the business day before the pricing of this offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

The selling stockholders may also sell the shares of common stock covered by this prospectus directly to one or more purchasers through broker-dealers. In this case, the shares of common stock may be sold by selling stockholders only through registered or licensed brokers or dealers if required under applicable state securities laws. The broker-dealers engaged may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. The broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. The compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares of common stock. The broker-dealers may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of shares of common stock. Accordingly, any such commission, discount or concession received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of shares of common stock or otherwise. In these transactions, broker-dealers may engage in short sales of shares of common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares of common stock short and redeliver shares of common stock to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers that require the delivery of shares of common stock to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares of common stock pursuant to this prospectus. The selling stockholders also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares of common stock so loaned, or upon a default the broker-dealer may sell the shares of common stock so pledged, pursuant to this prospectus.

In accordance with the applicable rules and regulations under the Securities Exchange Act of 1934, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of this prospectus to purchasers at or prior to the time of any sale of the shares of common stock.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933 upon being notified by a selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares of common stock through an underwritten offering, block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The prospectus supplement will disclose: (a) the name of each such selling stockholder and of the participating underwriters or broker-dealers; (b) the number of shares of common stock involved; (c) the price at which such shares of common stock were sold; (d) the commissions paid or discounts or concessions allowed to such underwriters or broker-dealers, where applicable; and (e) other facts material to the transaction.

We will bear all costs, expenses and fees in connection with the registration of the shares of common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares of common stock.

We have agreed to indemnify each selling stockholder and any underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling stockholders may agree to indemnify any underwriter or broker-dealer that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission. The reports, proxy statements and other information filed by us with the Securities and Exchange Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the following public reference facilities of the Securities and Exchange Commission:

Washington, D.C. Room 1024, Judiciary Plaza 450 Fifth Street, N.W. Washington, D.C., 20549	New York, New York Woolworth Building,16th Floor 233 Broadway New York, New York 10279	Chicago, Illinois Suite 1400 500 West Madison Street Chicago, Illinois 60661

You can also request copies of these documents upon payment of a duplicating fee by writing to the Securities and Exchange Commission. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings are also available to you on the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate” into this prospectus information that we file with the Securities and Exchange Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. The information contained in the prospectus and information that we file with the Securities and Exchange Commission in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. This updated and superseded information shall not, except as so modified or superseded, constitute a part of this prospectus. We are incorporating by reference the following documents: (1) our Annual Report on Form 10-K for the fiscal year ended September 27, 2003 as filed with the Commission on December 19, 2003, (2) our Proxy Statement for the Annual Meeting of Stockholders on February 11, 2003 and (3) the description of the common stock contained in our Registration Statement on Form 8-A filed under Section 12 of the Exchange Act, including any amendment or report updating such description. All other documents that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of this registration statement and prior to the termination of this offering shall also be deemed to be incorporated by reference in this prospectus and to be a part hereof from the respective dates of the filing of such documents.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of these documents, other than exhibits to those documents that are not specifically incorporated by reference into the documents. You may request copies by contacting Charlotte Russe Holdings, Inc. 4645 Morena Boulevard, San Diego, CA 92117, Attention: Chief Financial Officer, Telephone Number (858) 587-1500.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus or any prospectus supplement, regardless of the time of delivery of such prospectus or prospectus supplement or of any sale of the shares of common stock.

LEGAL MATTERS

Ropes & Gray, Boston, Massachusetts, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on form 10-K for the year ended September 27, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

4,000,000 SHARES

COMMON STOCK

PROSPECTUS

December     , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than any underwriting discounts and commissions. All amounts shown are estimates, except the Securities and Exchange Commission Registration Fee. These expenses may increase substantially to the extent the shares are sold in an underwritten offering.

Securities and Exchange Commission Registration Fee	$3,614
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	40,000
Printing and Miscellaneous Expenses	11,386

Total	$65,000

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation authorizes a court to award, or the board of directors of a corporation to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933.

As permitted by the Delaware General Corporation Law, the Certificate of Incorporation of the Registrant provides that its directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. As permitted by the Delaware General Corporation Law, the By-laws of the Registrant provide that the Registrant shall indemnify its directors to the full extent permitted by the laws of the State of Delaware.

The Registrant currently has insurance policies in place covering its directors and officers from loss arising from the performance of their duties with or on behalf of the Registrant. The maximum aggregate coverage amount under such policies on an annual basis is up to $15 million and such policies are in effect until October 19, 2004.

The Registrant has also entered into indemnification agreements with its directors and officers obligating the Registrant to indemnify such directors and officers against losses incurred in connection with certain claims in their capacities as agents of the Registrant.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed herewith:

Exhibit Number	Exhibit Title

5.1	Opinion of Ropes & Gray.

23.1	Consent of Ropes & Gray. (Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Auditors.

24.1	Power of Attorney.

Item 17. Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 15 —Indemnification of Directors and Officers” above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 23rd day of December, 2003.

CHARLOTTE RUSSE HOLDING, INC.

By:	/s/ MARK A. HOFFMAN

Mark A. Hoffman Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Mark A. Hoffman and Daniel T. Carter and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this Registration Statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ MARK A. HOFFMAN Mark A. Hoffman	Chief Executive Officer and Director (Principal Executive Officer)	December 23, 2003

/s/ DANIEL T. CARTER Daniel T. Carter	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	December 23, 2003

/s/ PAUL R. DEL ROSSI Paul R. Del Rossi	Director	December 23, 2003

/s/ W. THOMAS GOULD W. Thomas Gould	Director	December 23, 2003

/s/ ALLAN W. KARP Allan W. Karp	Director	December 23, 2003

/s/ LEONARD H. MOGIL Leonard H. Mogil	Director	December 23, 2003

/s/ DAVID J. ODDI David J. Oddi	Director	December 23, 2003

/s/ BERNARD ZEICHNER Bernard Zeichner	Chairman of the Board	December 23, 2003

EXHIBIT INDEX

Exhibit Number	Exhibit Title

5.1	Opinion of Ropes & Gray.

23.1	Consent of Ropes & Gray. (Exhibit 5.1)

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney.